Exhibit (h)(1)(i)

AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT

THIS AMENDMENT NO. 4 TO ADMINISTRATION AGREEMENT (this “Amendment”), effective as of the ___ day of December, 2009 (the “Amendment Effective Date”), between FORWARD FUNDS (successor in interest to Accessor Funds, Inc.) (the “Fund”) and SEI INVESTMENTS GLOBAL FUNDS SERVICES (the “Administrator”).

WHEREAS:

1.	The parties hereto entered into an Administration Agreement, dated as of December 31, 2006, as amended (the “Agreement”), pursuant to which, among other things, the Administrator provides certain administration services on behalf the Accessor Series of funds within the Fund; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Schedule I (List of Portfolios). Schedule I of the Agreement is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

3.	Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

4.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Administrator, the Funds and the General Partner and each of their respective permitted successors and assigns.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of law rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or, or any of the provisions of this Agreement, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter should control.

[Signature Page Follows]

IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

ADMINISTRATOR:	FUND:

SEI INVESTMENTS GLOBAL FUNDS SERVICES	FORWARD FUNDS

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE I

List of Portfolios

Accessor Series of Forward Funds:

1.	Accessor Growth Fund

2.	Accessor Value Fund

3.	Accessor Small to Mid Cap Fund

4.	Accessor International Equity Fund

5.	Accessor High Yield Bond Fund

6.	Accessor Mortgage Securities Fund

7.	Accessor U.S. Government Money Fund

8.	Accessor Income Allocation Fund

9.	Accessor Income & Growth Allocation Fund

10.	Accessor Balanced Allocation Fund

11.	Accessor Growth & Income Allocation Fund

12.	Accessor Growth Allocation Fund

13.	Accessor Aggressive Growth Allocation Fund

14.	Accessor Strategic Alternatives Fund

15.	Accessor Frontier Markets Fund

16.	Accessor Investment Grade Fixed-Income Fund

The Accessor Series offers an aggregate of five classes of shares: Institutional Class; Investor Class; Z Class; A Class and C Class. Not all Funds offer all classes. Six Accessor Series offer all 5 classes of shares1; Nine Accessor Series offer 4 classes of shares2; One Accessor Series offers 3 classes of shares 3.

[1]

The following 6 Series offer all 5 classes of shares: Accessor Growth Fund; Accessor High Yield Bond Fund; Accessor International Equity Fund; Accessor Small to Mid Cap Fund; Accessor U.S. Government Money Fund; Accessor Value Fund

[2]

The following 9 Series offer 4 classes of shares: Accessor Income Allocation Fund; Accessor Income & Growth Allocation Fund; Accessor Balanced Allocation Fund; Accessor Growth & Income Allocation Fund; Accessor Growth Allocation Fund; Accessor Aggressive Growth Allocation Fund; Accessor Mortgage Securities Fund; Accessor Frontier Markets Fund; Accessor Investment Grade Fixed-Income Fund

[3]	The following Series offers 3 classes of shares: Accessor Strategic Alternatives Fund

SCHEDULE II

Schedule of Fees

Administration and Accounting Fee:

The following fees are due and payable monthly to Administrator pursuant to Section 8 of the Agreement beginning on the “live” date. Fund will be charged the greater of the Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below.

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate average net assets of all the following Portfolios):

Accessor Growth Fund, Accessor Value Fund, Accessor Small to Mid Cap Fund, Accessor International Equity Fund, Accessor High Yield Bond Fund, Accessor Mortgage Securities Fund, , Accessor U.S. Government Money Fund, , Accessor Strategic Alternatives Fund, Accessor Frontier Markets Fund, Accessor Investment Grade Fixed-Income Fund

Portfolio Assets	Basis Points
First $3 billion in aggregate net assets	5
Aggregate average net assets in excess of $3 billion	4

Asset Based Fees: (calculated and assessed monthly in arrears based on the aggregate average net assets of all the following Portfolios):

Accessor Income Allocation Fund

Accessor Income & Growth Allocation Fund

Accessor Balanced Allocation Fund

Accessor Growth & Income Allocation Fund

Accessor Growth Allocation Fund

Accessor Aggressive Growth Allocation Fund

Portfolio Assets	Basis Points
SEI fee based on average net assets of each fund	1

Annual Minimum Fee (calculated and paid on a monthly basis):

Funds	Annual Minimum Fee
Accessor Growth Fund	$900,000
Accessor Value Fund
Accessor Small to Mid Cap Fund
Accessor International Equity Fund
Accessor High Yield Bond Fund
Accessor Mortgage Securities Fund
Accessor U.S. Government Money Fund
Accessor Income Allocation Fund
Accessor Income & Growth Allocation Fund
Accessor Balanced Allocation Fund
Accessor Growth & Income Allocation Fund
Accessor Growth Allocation Fund
Accessor Aggressive Growth Allocation Fund
Accessor Frontier Markets Fund
Accessor Investment Grade Fixed-Income Fund

Additional Portfolios/Classes:

Each Portfolio not included in the list of Funds set forth in the chart above under the column Annual Minimum Fee is subject to the greater of a $60,000 minimum or the Asset Based Fees listed above.*

$15,000 per additional Class added after the “live” date.

*	SEI would waive 50% of the minimum for the first year of the new fund(s) operation or $2,500 per month for each fund.